Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Batteries, Inc.	Lippert/Heilshorn & Associates, Inc.
Robert W. Fishback	Jody Burfening
(315) 332-7100	(212) 838-3777
bfishback@ulbi.com	jburfening@lhai.com
Ultralife Announces $13.5 Million Public Offering
Newark, New York — November 9, 2007 — Ultralife Batteries, Inc. (NASDAQ: ULBI) announced today the pricing of a limited public offering of 1,000,000 shares of its common stock, all of which are being sold by the Company, at $13.50 per share. The Company expects to use the net proceeds from the public offering to retire $3.5 million of its existing McDowell Research Convertible Notes, to finance $6.0 million of the acquisition price of Stationary Power Services, Inc., and to repay $1.0 million of borrowings outstanding under our credit facility used to fund the Innovative Solutions Consulting, Inc. acquisition, with the remaining net proceeds to be used for general corporate purposes.
The offering is being managed by Stephens Inc. as placement agent.
The offering is being made only by means of a prospectus. When available, copies of the final prospectus relating to the offering may be obtained from the syndicate department of Stephens Inc. at 111 Center Street, Little Rock, Arkansas 72201.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Ultralife Batteries, Inc.
Ultralife is a global provider of high-energy power solutions, communications accessories, and engineering and technical services for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics.
Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems, communications accessories and technical services. Defense, commercial and retail customers include: General Dynamics, Raytheon, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe’s, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.
Ultralife’s headquarters, principal manufacturing and research facilities, and its McDowell Research operating unit are in Newark, New York, near Rochester. Ultralife’s other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; Innovative Solutions Consulting in Hollywood, Maryland; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
Ultralife® and McDowell Research® are registered trademarks of Ultralife Batteries, Inc.
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